Exhibit 99


FOR IMMEDIATE RELEASE                           Contact:
                                                Samuel Cypert
                                                313-792-6646


            MASCO CLARIFIES IMPACT OF WASHINGTON APPELLATE DECISION


     Taylor, Michigan (September 19, 2002) -- Masco Corporation (NYSE:MAS) yesterday filed a report with the Securities and Exchange Commission describing an adverse appellate court decision in the State of Washington involving its Behr paint subsidiary. The report indicated that the Company intends to seek a discretionary appeal to the Washington State Supreme Court and that, unless the trial court decision can be reversed, the loss to it may be material.

     In response to investor inquiries, although the ultimate liability cannot be reasonably estimated at this time, the Company believes that, even if the decision of the appellate court is not reversed, the effect of the Washington trial court decision will not materially affect its sales or long-term earnings.

     Headquartered in Taylor, Michigan, Masco Corporation is one of the world's leading manufacturers of home improvement and building products as well as a leading provider of services that include the installation of insulation and other building products.




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Statements in this press release may include certain forward-looking statements regarding Masco's future sales and earnings growth potential. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission.